Exhibit 99.1

Company Contact:	Investor Contact:
Robert Stern (ras@micruscorp.com)	Jody Cain (jcain@lhai.com)
Executive Vice President	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR THIRD QUARTER
RESULTS FEATURE REVENUES UP 92%
Conference Call Begins Today at 1:00 p.m. Eastern Time
SAN JOSE, Calif. (February 12, 2007) – Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and nine months ended December 31, 2006.
Micrus reported record quarterly revenues for the third quarter of fiscal 2007 of $15.5 million, an increase of 92%, compared with revenues of $8.1 million for the third quarter of fiscal 2006. Higher revenues resulted from an increase in sales of microcoil products. Revenues from the Americas grew 82% to $8.4 million and European revenues increased 34% to $4.4 million, both compared with the third quarter of fiscal 2006. Revenues from Asia Pacific for the third quarter of fiscal 2007 were $2.7 million, including sales to the Company’s distributor in Japan of $2.4 million.
“Our record quarterly revenues provide tangible evidence of our ability to gain market share as we execute on our growth strategy that includes expanding geographically, leveraging our sales team, introducing technologically advanced products and, importantly, delivering products that we believe are safer and easier for interventionalists to use,” said John Kilcoyne, Micrus Endovascular president and CEO. “The acquisition late last year of VasCon, LLC through our newly-formed subsidiary, Micrus Design Technology, Inc., represents a significant step toward future growth by strengthening a core competency in developing access and delivery systems, and by supporting expansion into the ischemic market, where we see significant growth opportunity. We also believe that Micrus Design Technology will enable us to significantly reduce costs over a wide range of our products.”
Third Quarter Financial Results
On April 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R). The Company transitioned to SFAS 123R using the modified prospective method, under which prior periods were not revised. Stock-based compensation expense related to the adoption of SFAS 123R recognized in the Company’s consolidated statement of operations for the third quarter of fiscal 2007 was $657,000.
Gross margin for the third quarter of fiscal 2007 was 73%, up from 70% for the third quarter of fiscal 2006. The increase in gross margin was due primarily to increased sales of higher-margin products and to certain manufacturing efficiencies, partially offset by higher levels of distributor sales primarily in Japan and the acquisition of Vascon. Stock-based compensation expense included in cost of goods sold was $64,000 and $6,000 for the third quarters of fiscal 2007 and 2006, respectively, an increase of $58,000 primarily due to the impact of the adoption of SFAS 123R.

Research and development expenses for the third quarter of fiscal 2007 were $1.8 million, compared with $0.8 million for the comparable period in the prior fiscal year. The increase was primarily due to costs related to increased headcount and outside services related to new product development. Stock-based compensation expense primarily due to the impact of the adoption of SFAS 123R was $55,000 in the third quarter of fiscal 2007.
Sales and marketing expenses for the third quarter of fiscal 2007 were $6.0 million, up from $4.0 million for the comparable period in fiscal 2006. The increase is due mainly to higher headcount and related travel costs, an increase in sales incentives and commissions on higher levels of sales, as well as increased costs associated with new product marketing. Stock-based compensation expense was $190,000 and $2,000 for the third quarters of fiscal 2007 and 2006, respectively, an increase of $188,000 primarily due to the impact of the adoption of SFAS 123R.
General and administrative expenses for the third quarter of fiscal 2007 were $5.3 million, compared with $2.6 million for third quarter of fiscal 2006. The increase was primarily due to fees related to legal expenses related to the Company’s patent litigation, higher finance and administrative personnel costs and an increase in costs associated with being a public company. Stock-based compensation expense was $418,000 and $50,000 for the third quarters of fiscal 2007 and 2006, respectively, an increase of $368,000 primarily due to the impact of adoption of SFAS 123R.
The net loss attributable to common stockholders for the third quarter of fiscal 2007 was $1.0 million, or $0.07 per share on 14.8 million weighted-average shares outstanding. The net loss for the fiscal 2007 third quarter included $727,000, or $0.05 per share, of stock-based compensation expense. The net loss attributable to common stockholders for the third quarter of fiscal 2006 was $1.7 million, or $0.12 per share on 14.1 million weighted-average shares outstanding. The net loss for the fiscal 2006 third quarter included $56,000 of stock-based compensation expense.
Year-to-Date Financial Results
For the nine months ended December 31, 2006, revenues increased 100% to $42.8 million from $21.3 million in the comparable prior-year period, reflecting higher sales of microcoil products. Operating expenses for the first nine months of fiscal 2007 were $37.4 million, versus $20.9 million in the prior-year period.
The net loss attributable to common stockholders for the nine months ended December 31, 2006 was $4.1 million, or $0.28 per share on 14.5 million weighted-average shares outstanding. The net loss included $1.6 million, or $0.11 per share, of stock-based compensation expense. This compares with a net loss attributable to common stockholders of $6.4 million, or $0.62 per share on 10.3 million weighted-average shares outstanding, in the comparable prior-year period. The net loss for the nine months ended December 31, 2005 included $180,000 of stock-based compensation expense.
As of December 31, 2006, Micrus had cash and marketable securities of $33.6 million, compared with $37.1 million as of March 31, 2006. As of December 31 2006, Micrus had stockholders’ equity of $55.3 million, working capital of $40.3 million and no long-term debt.
Conference Call
Micrus management will host an investment-community conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 7214092. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in the Company’s final prospectus dated July 13, 2006 and reports and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005

Revenues	$15,544	$8,092	$42,754	$21,334

Cost of goods sold	4,192	2,416	11,348	6,264

Gross profit	11,352	5,676	31,406	15,070

Operating expenses:
Research and development	1,769	834	6,025	4,072
Sales and marketing	5,992	4,049	17,199	9,767
General and administrative	5,273	2,638	14,166	7,098

Total operating expenses	13,034	7,521	37,390	20,937

Loss from operations	(1,682)	(1,845)	(5,984)	(5,867)

Interest and investment income	426	389	1,211	900
Interest expense	(5)	(2)	(5)	(11)
Other income (expense), net	221	(132)	554	(681)

Loss before income taxes	(1,040)	(1,590)	(4,224)	(5,659)
Income tax provision (benefit)	(38)	62	(112)	62

Net loss	(1,002)	(1,652)	(4,112)	(5,721)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	—	—	(659)

Net loss attributable to common stockholders	$(1,002)	$(1,652)	$(4,112)	$(6,380)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.07)	$(0.12)	$(0.28)	$(0.62)

Weighted-average number of shares used in per share calulations:
Basic and diluted	14,766	14,139	14,466	10,282

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	March 31,
	2006	2006

ASSETS
Current Assets:
Cash and cash equivalents	$33,580	$36,104
Short-term investments	—	984
Accounts receivable, net	9,003	8,267
Inventories, net	7,516	4,479
Prepaid expenses and other current assets	1,190	766

Total current assets	51,289	50,600

Property and equipment, net	4,561	2,488
Goodwill	3,320	3,309
Intangible assets, net	9,882	5,417
Other assets	282	300

Total assets	$69,334	$62,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,697	$2,088
Accrued payroll and other related expenses	4,373	3,147
Accrued liabilities	4,899	4,308

Total current liabilities	10,969	9,543
Other non-current liabilities	3,031	1,255

Total liabilities	14,000	10,798

Stockholders’ equity :
Common stock	150	142
Additional paid-in capital	109,692	101,430
Deferred stock-based compensation	(222)	(397)
Accumulated other comprehensive loss	(555)	(240)
Accumulated deficit	(53,731)	(49,619)

Total stockholders’ equity	55,334	51,316

Total liabilities and stockholders’ equity	$69,334	$62,114